Consent of Independent Registered Public Accounting Firm

The Board of Directors
Bar Harbor Bankshares:

We consent to incorporation by reference in the registration statements on Forms S-8 (File Nos. 333-122941 and 333-122939) of Bar Harbor Bankshares of our reports dated March 9, 2007, relating to (1) the consolidated balance sheets of Bar Harbor Bankshares and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders’ equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006 and (2) management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 Annual Report on Form 10-K of Bar Harbor Bankshares.

Our report, with respect to the consolidated balance sheets of Bar Harbor Bankshares and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders’ equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, refers to the Company’s adoption of Staff Accounting Bulletin No. 108 "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements" as of January 1, 2006.

/s/KPMG LLP

Albany, New York
March 15, 2007